Exhibit 99.1

MOELIS & COMPANY
2014 OMNIBUS INCENTIVE PLAN

Section 1.                                          Purpose of Plan.

The name of the Plan is the Moelis & Company 2014 Omnibus Incentive Plan (the “Plan”).  The purposes of the Plan are to provide an additional incentive to selected officers, employees, managing directors, non-employee directors, independent contractors, partners and consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates.  To accomplish such purposes, the Plan provides that the Company may grant Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or any combination of the foregoing.

Section 2.                                          Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)                                 “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b)                                 “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified (for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person through the ownership of voting securities, by agreement or otherwise).

(c)                                  “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award or Cash Award granted under the Plan.

(d)                                 “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award.

(e)                                  “Base Price” has the meaning set forth in Section 8(b) hereof.

(f)                                   “Board” means the Board of Directors of the Company.

(g)                                  “By-Laws” means the by-laws of the Company, as may be amended and/or restated from time to time.

(h)                                 “Cash Award” means an Award granted pursuant to Section 12 hereof.

(i)                                     “Cause” means, unless otherwise defined in the Award Agreement, any of the following by the Participant: (i)(a) gross misconduct, fraud, material misrepresentation or breach of trust or loyalty or (b) gross negligence, in each case in respect of the Participant’s performance of, or failure to perform, his duties or responsibilities; (ii) a material and repeated failure to exercise a reasonable level of skill, effort and/or efficiency in performing his duties or responsibilities (other than due to Disability); (iii) willful conduct which adversely impacts the reputation of the Company or any of its Affiliates; (iv) the conviction of a felony (or equivalent in other jurisdictions), or any crime involving moral turpitude (including embezzlement, bribery, forgery, counterfeiting, extortion, false statements or insider trading), or any plea of “no contest” or “nolo contendere” (or equivalent in other jurisdictions) in connection therewith; (v) the charge or indictment of a felony or any other criminal offense, the defense of which renders the Participant substantially unable to perform adequately his duties for at least six months; (vi) a material violation of applicable laws, rules or regulations or the rules or regulations of any securities exchange or association or regulatory body of which the Company and/or its Affiliates is a member and/or licensed by; (vii) a material violation of the Company’s and/or an Affiliate’s employment, confidentiality, operations, compliance, ethics or similar policies; (viii) a material breach of the Participant’s contractual arrangements with the Company and/or any Affiliate; or (ix) failure to co-operate with an internal investigation, an investigation by regulatory or law enforcement authorities or actual or prospective litigation in which the Company and/or its Affiliates have an interest, after being reasonably instructed by the Company and/or any of its Affiliates to co-operate.

In the case of clauses (i)(b), (ii), (vi), (vii), (viii) and (ix) provided that such breach, failure, violation, or act or omission is reasonably capable of prompt Cure, (a) the Company shall provide the Participant with a sufficiently detailed written notice describing such breach, failure, violation, or act or omission (a “30-Day Notice”), and (b) the Participant shall have 30 days to Cure such breach, failure, violation, or act or omission (provided that, for the avoidance of doubt, if the Participant receives the 30-Day Notice and fails to timely Cure within such 30-day period, the Company shall not be required to provide any additional notice or notice period and the Company may terminate the Participant for Cause after the last day of such 30-day period).  For purposes of this Plan, “Cure” means to take such unilateral action(s) as will avoid all material effects of a breach, failure, violation, or act or omission.

All determinations of whether any act or omission constitutes Cause in any particular case will be made by the Administrator in its sole discretion and will be final and binding on all parties.

On or before any termination for “Cause” that does not require a 30-Day Notice, the Company or the applicable Affiliate shall provide the Participant with written notice describing any such breach, failure, violation or act or omission claimed to constitute “Cause”.

(j)                                    “Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as may be further amended and/or restated from time to time.

(k)                                 “Change in Capitalization” means any (1) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (2) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation, (3) combination or exchange of shares, or (4) other change in corporate structure, which, in any such case, the Committee determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(l)                                     “Change in Control” means the occurrence of any of the following events:

(1)                                 any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, excluding any Permitted Transferee or any group of Permitted Transferees, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or

(2)                                 the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the date of the consummation of the initial public offering of Common Stock (the “IPO”), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the IPO or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (2); or

(3)                                 there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or

(4)                                 the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than the sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Company in substantially the same proportions as their Beneficial Ownership of such securities of the Company immediately prior to such sale.

Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred (x) as a result of any transaction or series of integrated transactions following which Kenneth Moelis or any of his Affiliates possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board or the board of directors or similar body governing the affairs of any successor to the Company or (y) except with respect to clause (2) and clause (3)(i) above, by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.  For purposes of this Section 2(l), “Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Exchange Act and “Permitted Transferee” means a shareholder’s family members or a trust for the benefit of the shareholder and/or family members.

(m)                             “Class B Condition” has the meaning attributable to such term in the Company’s Certificate of Incorporation.

(n)                                 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(o)                                 “Committee” means any committee or subcommittee the Board may appoint to administer the Plan.  Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) an “outside director” within the meaning of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as “performance-based compensation” under Section 162(m) of the Code), (ii) a “non-employee director” within the meaning of Rule 16b-3 and (iii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded.  If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee.  Except as otherwise provided in the Certificate of Incorporation or By-laws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p)                                 “Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

(q)                                 “Company” means Moelis & Company, a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(r)                                    “Covered Employee” has the meaning ascribed to the term “covered employee” set forth in Section 162(m) of the Code.

(s)                                   “Disability” means, unless otherwise defined in the Award Agreement:  a Participant’s inability due to illness or other physical or mental impairment to substantially perform his duties to the Company or an Affiliate for a period of 90 consecutive days during any six-month period or for 180 days during any 12-month period, as determined in the good faith discretion of the Administrator.

(t)                                    “Effective Date” has the meaning set forth in Section 20 hereof.

(u)                                 “Eligible Recipient” means an officer, employee, managing director, non-employee director, independent contractor, partner or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of a Nonqualified Option or a Stock Appreciation Right means an employee, managing director, non-employee director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code; provided further, an Eligible Recipient of an Incentive Stock Option means an employee of the Company or any of its Subsidiaries.

(v)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(w)                               “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase such shares of Common Stock issuable upon the exercise of such Option.

(x)                                 “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if there shall have been no trades reported on that date, on the last preceding date on which such trades were so reported, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

(y)                                 “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(z)                                  “Good Reason” means, unless otherwise defined in the Award Agreement:  a material breach of a material provision of Participant’s employment agreement or offer letter, if any, with the Company or an Affiliate thereof by the Company and/or the Affiliate; provided, however, that the Participant must provide the Company or the Affiliate, as applicable, with a sufficiently detailed notice of the events deemed to constitute “Good Reason” within sixty (60) days of when the Participant knew or should have known that the events deemed to constitute “Good Reason” occurred and allow the Company and the Affiliate thirty (30) days to Cure (as defined in Section 2(i)) any of the events or occurrences described above, to the extent reasonably capable of prompt Cure, before the Participant may resign for Good Reason (the “Good Reason Notice”).  For the avoidance of doubt, if the Participant gives the Good Reason Notice and the Company or the Affiliate fails to timely Cure within such 30-day period, the Participant shall not be required to provide any additional notice or notice period, and the Participant may terminate his employment with the Company and/or its Affiliates for Good Reason after the last day of such 30-day period but within forty-five (45) days of the end of such 30-day Cure period.

(aa)                          “Incentive Stock Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof that is designated, in the applicable Award Agreement, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

(bb)                          “Nonqualified Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof that is not an Incentive Stock Option.

(cc)                            “Non-Transfer Period” means the period during which Shares issued to a Participant pursuant to an Award shall be subject to restriction on Transfer.  The Non-Transfer Period is not required to be coincident with the Vesting Period.

(dd)                          “Option” means either an Incentive Stock Option or an Nonqualified Stock Option.

(ee)                            “Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(ff)                              “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 below, to receive grants of Awards, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(gg)                            “Performance Goals” means performance goals based on one or more of the following criteria:  (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi)

implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xvii) any combination of, or a specified increase in, any of the foregoing.  Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator.  The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).  Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles (to the extent applicable) and shall be subject to certification by the Administrator; provided, that, to the extent permitted by Section 162(m) of the Code to the extent applicable,  the Administrator shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.  Notwithstanding the foregoing, the Committee shall take any actions pursuant to this paragraph to the extent necessary and desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code.

(hh)                          “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(ii)                                  “Plan” has the meaning set forth in Section 1 hereof.

(jj)                                “Related Right” has the meaning set forth in Section 8(a) hereof.

(kk)                          “Restricted Stock” means Shares granted pursuant to Section 9 below subject to certain restrictions that lapse at the end of a specified period or periods.

(ll)                                  “Restricted Stock Unit” means the right, granted pursuant to Section 9 below, to receive the Fair Market Value of a share of Common Stock or, in the case of an Award denominated in cash, to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

(mm)                  “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

(nn)                          “Shares” means Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(oo)                          “Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8.

(pp)                          “Stock Bonus” means a bonus payable in fully vested shares of Common Stock granted pursuant to Section 11 hereof.

(qq)                          “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(rr)                                “Transfer” has the meaning set forth in Section 18 hereof.

(ss)                              “Vesting Period” means the period during which an Award is subject to forfeiture due to a condition that the Participant remain actively employed with, or in the service of, the Company or an Affiliate and/or that certain performance goals be met.

References in this Plan to “employment”, “employees” or similar/related terms or concepts shall be construed to include “partnerships”, “partners” or similar/related terms or concepts where an individual’s relationship with the Company or its Affiliates is based on their status being that of a partner of a partnership rather than as an employee.  Any wording amendments necessary to give effect to such intent shall be implied into this Plan but shall not serve to imply an employment relationship between (i) the Company or its Affiliates; and (ii) an individual, where such an employment relationship did not exist previously.

Section 3.                                          Administration.

(a)                                 The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code) and, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b)                                 Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1)                                 to select those Eligible Recipients who shall be Participants;

(2)                                 to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-

Based Awards, Cash Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3)                                 to determine the number of Shares to be covered by each Award granted hereunder;

(4)                                 to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units during the Vesting Period and/or the Non-Transfer Period and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units during the Vesting Period and/or the Non-Transfer Period shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating or waiving the vesting schedule or other conditions of such Awards);

(5)                                 to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6)                                 to determine the Fair Market Value in accordance with the terms of the Plan;

(7)                                 to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(8)                                 to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9)                                 to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan; and

(10)                          to delegate its authority, in whole or in part, under this Section 3 to two or more individuals (who may or may not be members of the Board), subject to the requirements of applicable law or any stock exchange on which the Common Stock is listed.

(c)                                  In addition to the power and authority set forth in Section 3(b) hereof, the Administrator, subject, in the case of any Committee, to any restrictions on authority delegated to it by the Board, shall have the power and authority, without limitation, to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures.  Without limiting the generality of the foregoing, the

Administrator is specifically authorized to adopt the sub-plans and Plan addenda, as the Administration deems desirable, to accommodate foreign laws, regulations and practices.

(d)                                 The Administrator’s determinations under the Plan (including without limitation, the selection of Participants, the form, amount and timing of Awards, the terms and provisions of Awards and the applicable Award Agreements, the modification or amendment of any award and the applicable Award Agreement, and the construction and interpretation of the terms and provisions of the Plan and any Award) need not be uniform and may be made by the Administrator selectively among Eligible Recipients or Participants whether or not such persons are similarly situated.

(e)                                  All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants.  No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.  Such indemnification shall be in addition to any rights to indemnification such member may have under applicable law, by contract or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate.

Section 4.                                          Shares Reserved for Issuance; Certain Limitations.

(a)                                 The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 7,996,733 shares plus 15% of any shares issued pursuant to the underwriters’ overallotment option (“greenshoe”) in the Company’s initial public offering (subject to adjustment as provided by Section 5), as increased on the first day of each fiscal year beginning in calendar year 2015 by a number of shares of Common Stock equal to the positive difference, if any, of (i) 15% of the number of outstanding shares of Common Stock and those outstanding Group LP Units that are exchangeable for shares of Common Stock, in each case as of the last day of the immediately preceding fiscal year, over (ii) the aggregate number of shares of Common Stock which were available for the issuance of future Awards under the Plan on such last day of the immediate preceding fiscal year.  “Group LP Units” means all units of Moelis & Company Group LP.

(b)                                 Subject to adjustment as provided by Section 5, no more than the maximum number of shares refered to in Section 4(a) shall be delivered pursuant to the exercise of Incentive Stock Options.

(c)                                  Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.  If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.  Notwithstanding the foregoing, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or Stock Appreciation Right under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Option or Stock Appreciation Right under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Common Stock, the full number of shares of Common Stock underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. In addition, (i) to the extent an Award is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

Section 5.                                          Equitable Adjustments.

(a)                                 In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan and the maximum number of shares of Common Stock or cash that may be subject to Awards granted to any Participant in any calendar year, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, and (iii) the kind, number and purchase price of shares of Common Stock, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated.  Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b)                                 Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant.

(c)                                  The determinations made by the Administrator or the Board, as applicable, pursuant to this Section 5 shall be final, binding and conclusive.

Section 6.                                          Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7.                                          Options.

(a)                                 General.  Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option.  The provisions of each Option need not be the same with respect to each Participant.  More than one Option may be granted to the same Participant and be outstanding concurrently hereunder.  Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.  Each Option granted hereunder shall indicate the extent to which the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

(b)                                 Exercise Price.  The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant; provided, however, the exercise price of an Option that is granted in substitution of a similar type of award of a company acquired by the Company or an Affiliate or with which the Company or an Affiliate combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise), may be an amount that preserves the intrinsic value of such award.

(c)                                  Option Term.  The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted.  Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.  Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

(d)                                 Exercisability.  Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established performance goals, as shall be determined by the Administrator in the applicable Award Agreement.  The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion.  Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e)                                  Method of Exercise.  Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator.  As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f)                                   Rights as Stockholder.  A Participant shall have no rights to dividends or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 17 hereof.

(g)                                  Termination of Employment or Service.  Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, any Options then held by the Participant shall be treated as follows:

(1)                                 In the case of a termination other than a termination by the Company or an Affiliate thereof for Cause or Disability, or termination due to death (including under this Clause (1) a termination by reason of the employer or other service recipient of the Participant ceasing to be a Subsidiary or Affiliate of the Company, as applicable), (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  The ninety (90) day period described in this Section 7(g)(1) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period.  Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term. For avoidance of doubt, a Participant’s employment or service with the Company or an Affiliate thereof shall be deemed to have terminated upon (i) the date the Participant provides the Company or the Affiliate notice of the Participant’s intent to terminate Participant’s employment or service with the Company or the Affiliate or (ii) the date the Company or the Affiliate provides the Participant notice of its intent to terminate the Grantee’s employment or service with the Company or the Affiliate.

(2)                                 If termination is by the Company or an Affiliate thereof due to Disability, or such termination is due to death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3)                                 If termination is by the Company or an Affiliate thereof for Cause, all outstanding Options granted to such Participant (whether exercisable or not immediately prior to such termination) shall expire at the commencement of business on the date of such termination.

(h)                                 Other Change in Employment Status.  An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status of an Participant, in the discretion of the Administrator.

(i)                                     Incentive Stock Option Limitations/Terms.

(1)                                 Eligibility.  Only employees of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(2)                                 $100,000 Limitation.  Notwithstanding the designation “Incentive Stock Option” in an Award Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, such Options shall be treated as Nonqualified Options.  For purposes of this Section 7(i)(2), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time of grant.

(3)                                 Effect of Termination of Employment on Incentive Stock Options.  Unless otherwise provided for by the Administrator, upon a Participant’s termination of employment, any outstanding vested Incentive Stock Options granted to such Participant, to the extent not theretofore exercised, shall terminate 90 days after the Participant’s termination of employment.

(4)                                 Transferability.  An Incentive Stock Option cannot be transferable by the Participant otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Participant, shall not be exercisable by any other person.  If the terms of an Incentive Stock Option are amended to permit transferability, the Option shall be treated as a Nonqualified Option.

(5)                                 Other Terms.  Award Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

(6)                                 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.  If any Participant shall make a disposition of shares delivered pursuant to the exercise of an Incentive Stock Option under circumstances described in Section

421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Section 8.                                          Stock Appreciation Rights.

(a)                                 General.  Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”).  Related Rights may be granted either at or after the time of the grant of such Option.  The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights.  Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates.  The provisions of Stock Appreciation Rights need not be the same with respect to each Participant.  Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)                                 Base Price.  Each Stock Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant (such amount, the “Base Price”).

(c)                                  Awards; Rights as Stockholder.  A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 17 hereof.

(d)                                 Exercisability.

(1)                                 Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2)                                 Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8 of the Plan.

(e)                                  Consideration Upon Exercise.

(1)                                 Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive that number of Shares equal in value to (i) the excess of the Fair Market Value as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.

(2)                                 A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option.  Upon such exercise and surrender, the Participant shall be entitled to receive that number of Shares equal in value to (i) the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised.  Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3)                                 Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(f)                                   Termination of Employment or Service.

(1)                                 Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, any Free Standing Rights then held by the Participant shall be treated as follows:

(i)                                     In the case of a termination other than a termination by the Company or an Affiliate thereof for Cause or Disability, or termination due to death (including under this clause (i) a termination by reason of the employer or other service recipient of the Participant ceasing to be a Subsidiary or Affiliate of the Company, as applicable), (A) Free Standing Rights granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Free Standing Rights granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  The ninety (90) day period described in this Section 8(f)(1) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period.  Notwithstanding the foregoing, no Free Standing Rights shall be exercisable after the expiration of its term. For avoidance of doubt, a Participant’s employment or service with the Company or an Affiliate thereof shall be deemed to have terminated upon (i) the date the Participant provides the Company or the Affiliate notice of the Participant’s intent to terminate Participant’s employment or service with the Company or the Affiliate or (ii) the date the Company or the Affiliate provides the Participant notice of its intent to terminate the Grantee’s employment or service with the Company or the Affiliate.

(ii)                                  If termination is by the Company or an Affiliate thereof due to Disability, or such termination is due to death of the Participant, (A) Free Standing Rights granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Free Standing Rights granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  Notwithstanding the foregoing, no Free Standing Rights shall be exercisable after the expiration of its term.

(iii)                               If termination is by the Company or an Affiliate thereof for Cause, all outstanding Free Standing Rights granted to such Participant (whether exercisable or not immediately prior to such termination) shall expire at the commencement of business on the date of such termination.

(2)                                 In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g)                                  Term.

(1)                                 The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2)                                 The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

Section 9.                                          Restricted Stock and Restricted Stock Units.

(a)                                 General.  Restricted Stock and Restricted Stock Units may be issued either alone or in addition to other awards granted under the Plan.  The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock or Restricted Stock Units; the Vesting Period of Restricted Stock or Restricted Stock Units; the Non-Transfer Period of Restricted Stock or the Shares issued upon or after the vesting of Restricted Stock Units; the performance objectives (if any); and all other conditions of the Restricted Stock and Restricted Stock Units.  If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant.  The provisions of Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

(b)                                 Awards and Certificates.

(1)                                 Except as otherwise provided below in Section 9(c), (i) each Participant who is granted an award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.  The Company may require that the stock certificates, if any, evidencing Restricted Stock be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such Award.  Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Vesting Period and Non-Transfer Period have expired without forfeiture in respect of such Restricted Stock.

(2)                                 With respect to Restricted Stock Units, at the expiration of the Vesting Period or at such later time as the Committee shall provide in the Award Agreement, stock certificates in respect of the shares of Common Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or his legal representative, in a number equal to the number of shares of Common Stock underlying the Restricted Stock Units or cash in an amount equal to the Fair Market Value of all or a portion of such shares of Common Stock.  If such Shares are subject to a Non-Transfer Period, in the Company’s sole discretion, any such certificate so issued representing such shares shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable during the Non-Transfer Period to such Shares.  The Company may require that the stock certificates, if any, issued upon settlement of the Restricted Stock Units be held in the custody of the Company until the Non-Transfer Period has lapsed, and that, as a condition of any issuance of the Shares upon settlement of the Restricted Stock Units, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to such Shares.  Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Vesting Period and Non-Transfer Period have expired without forfeiture in respect of such Restricted Stock Units and Shares.

(3)                                 Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units (at the expiration of the Vesting Period or such later time as the Committee shall provide in the Award) may, in the Company’s sole discretion, be issued in uncertificated form.

(4)                                 Except as otherwise provided in the applicable Award Agreement, with respect to Restricted Stock Units, at the expiration of the Vesting Period, Shares shall promptly be issued (either in certificated or uncertificated form) to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance shall in any event be made no later than March 15th of the calendar year following the year of vesting or within other such period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c)                                  Restrictions and Conditions.  The Restricted Stock and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1)                                 The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service as an officer, director, independent contractor or consultant to the Company or any Affiliate thereof, or the Participant’s death or Disability; provided, however, that this sentence shall not apply to any Award which is intended to qualify as performance-based compensation under Section 162(m) of the Code.  Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 14 hereof.

(2)                                 Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Vesting Period, including the right to vote such shares and to receive any dividends declared with respect to such shares.  The Participant shall generally not have the rights of a stockholder with respect to shares of Common Stock subject to Restricted Stock Units during the Vesting Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Vesting Period with respect to the number of shares of Common Stock covered by Restricted Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant.  Notwithstanding the foregoing, any dividend or dividend equivalent awarded with respect to Restricted Stock or Restricted Stock Units shall, unless otherwise set forth in an applicable Award Agreement, be subject to the same restrictions, conditions and risks of forfeiture as the underlying Restricted Stock or Restricted Stock Units.

(d)                                 Termination of Employment or Service. The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Vesting Period or Non-Transfer Period shall be set forth in the Award Agreement.

Section 10.                                   Other Stock-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award.  Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

Section 11.                                   Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

Section 12.                                   Cash Awards.

The Administrator may grant awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time.  Cash Awards may be granted with value and payment contingent upon the achievement of performance criteria.

Section 13.                                   Special Provisions Regarding Certain Awards.

The Administrator may make Awards hereunder to Covered Employees (or to individuals whom the Administrator believes may become Covered Employees) that are intended to qualify as performance-based compensation under Section 162(m) of the Code. The exercisability and/or payment of such Awards may, to the extent required to qualify as performance-based compensation under Section 162(m) of the Code, be subject to the achievement of performance criteria based upon one or more Performance Goals and to certification of such achievement in writing by the Committee. The Committee may in its discretion reduce the amount of such Awards that would otherwise become exercisable and/or payable upon achievement of such Performance Goals and the certification in writing of such achievement, but may not increase such amounts. Any such Performance Goals shall be established in writing by the Committee not later than the time period prescribed under Section 162(m) of the Code and the regulations thereunder. Notwithstanding anything set forth in the Plan to contrary, all provisions of such Awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be construed in a manner to so comply.

Section 14.                                   Change in Control Provisions.

Unless otherwise determined by the Administrator and evidenced in an Award Agreement, in the event that (a) a Change in Control occurs, and (b) the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(a)                                 any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(b)                                 the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved.

If the Administrator determines in its discretion pursuant to Section 3(b)(5) hereof to accelerate the vesting of Options and/or Stock Appreciation Rights in connection with a Change in Control, the Administrator shall also have discretion in connection with such action to provide that all Options and/or Stock Appreciation Rights outstanding immediately prior to such Change in Control shall expire on the effective date of such Change in Control.

Section 15.                                   Amendment and Termination.

The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent.  Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy the requirements of Section 162(m) of the Code (but only to the extent necessary and desirable to maintain qualification of Awards as performance-based compensation under Section 162(m) of the Code), any rules of the stock exchange on which the Common Stock is traded or other applicable law.  The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without his or her consent.

Section 16.                                   Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 17.                                   Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, the minimum amount of any such applicable taxes required by law to be withheld with respect to the Award.  The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant.  Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto.  Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) by delivering already owned unrestricted shares of Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations.  Such already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash.  Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award.  The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.

Section 18.                                   Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable and any Non-Transfer Period has expired or terminated in accordance with the Plan or an Award Agreement,

no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator.  Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award.  Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 19.                                   Continued Employment or Service.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 20.                                   Effective Date.

The Plan was adopted by the Board on April 4, 2014, and shall become effective without further action as of the later of (a) the effectiveness of the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission on March 4, 2014, as amended, and (b) the Common Stock being listed or approved for listing upon notice of issuance on the New York Stock Exchange (the date of such effectiveness, the “Effective Date”); provided, that if the Effective Date does not occur before October 1, 2014, the Plan shall be cancelled on October 1, 2014 and shall not become effective.

Section 21.                                   Term of Plan.

No award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.

Section 22.                                   Securities Matters and Regulations.

(a)                                 Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b)                                 Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)                                  In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 23.                                   Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.

Section 24.                                   No Fractional Shares.

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 25.                                   Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 26.                                   Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 27.                                   Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 28.                                   Clawback.

Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 29.                                   Section 409A of the Code; Taxes Generally.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code.  The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A or any other provision of the Code.  Without limiting the foregoing, the Company makes no representation as to the tax treatment of a Participant with respect to the receipt, vesting, exercise or settlement of an Award granted herein.

Section 30.                                   Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 31.                                   Miscellaneous Provisions.

(a)                                 Effect on Other Benefits.  Awards shall not be taken into account in computing the amount of salary or compensation of a Participant for purposes of determining any pension, retirement, death, severance, other benefits under (a) any pension, retirement, profit sharing, bonus, insurance, severance or other employee benefit plan of the Company or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between the Company (or an Affiliate) and the Participant, except as such plan or agreement shall otherwise expressly provide.

(b)                                 Use of Personal Data.  By accepting an Award, the Participant shall have acknowledged that the Company may use the Participant’s personal data for purposes of (i) determining the Participant’s compensation, (ii) payroll activities, including but not limited to, tax withholding and regulatory reporting, (iii) registration of shares, and (iv) other lawful purposes related to the Participant’s employment and the Award and the Company may provide such data to third party vendors with whom it has contracted to provide such services.  The Participant may terminate this authorization at any time except with respect to tax and regulatory reporting.  In such case, the Participant’s Award may be subject to cancellation.

(c)                                  Arbitration.

(1)                                 Except as expressly provided in clauses (2) or (3) below, if any claim, controversy or dispute arises in connection with the Plan or Award Agreement, the Participant and the Company (or an Affiliate thereof) agree to final and binding arbitration of any and all such claims, controversies or disputes as described below:

(i)                                     If the Participant is registered and FINRA Dispute Resolution, Inc. has jurisdiction over the dispute, the Participant agrees to final and binding arbitration before FINRA or any successor organization or body thereto in accordance with FINRA’s special procedures applicable to Large Cases, if available, and to have the case heard by a single arbitrator who was a former judge; provided that, if such special procedures are not available, then in accordance with FINRA’s then applicable rules, including those related to discovery.  The arbitration shall take place at the FINRA hearing site located nearest to the Company’s (or the Affiliate’s) office at which the Participant is providing services or was providing services as of the date his or her employment or other relationship terminated.

(ii)                                  If the Participant is not registered or if FINRA does not have jurisdiction, the Participant agrees to final and binding arbitration administered by JAMS or any successor organization or body thereto pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, with the exception that the Participant and the Company (or the Affiliate) agree that no depositions will be taken, except if ordered by the arbitrator due to extraordinary circumstances.  The arbitration hearing will take place at the JAMS hearing site located nearest to the Company’s (or the Affiliate’s) office at which the Participant is providing services or was providing services as of the date his or her employment or other relationship terminated.  Any such arbitration shall be before one arbitrator, who shall be a former judge, selected in accordance with the rules described above.

This agreement to arbitrate disputes includes, but is not limited to, any claims of discrimination and/or harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, claims for breach of contract or the implied covenant of good faith and fair dealing, tortious conduct (whether intentional or negligent), including claims of misappropriation, fraud, conversion, interference with economic advantage or contract, breach of fiduciary duty, misrepresentation, or any other federal, state or local law relating to discrimination in employment, any claims relating to wage and hour claims and any other statutory or common law claims.  In the course of any arbitration, the employee and the Company (or the Affiliate agree:  (x) to request that a written award be issued by the arbitrator(s); (y) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding; and (z) that the Participant will not be required to pay any fees in the arbitration that are greater than the fees the Participant would be required to pay in a court proceeding.  Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

(2)                                 The Participant and the Company (or the Affiliate) knowingly and voluntarily agree to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that the Participant and the Company (or the Affiliate) agree that each has the right to seek injunctive or other equitable relief from a court with respect to the enforcement of any obligations the employee may have regarding any notice period the Company (or the Affiliate) is entitled to, trade secrets, confidential information, non-solicitation of employees, consultants or independent contractors, non-solicitation of clients or customers, non-competition, inventions, work product or other intellectual property and non-disparagement (whether such obligations arise pursuant to the Plan, an Award Agreement, any employee handbook, any offer letter, any employment agreement, any confidentiality and/or restrictive covenant agreement, the common law or otherwise).

(3)                                 Any claims filed by the parties in arbitration must be brought in the parties’ individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.  In the event that the preceding sentence is ruled to be unenforceable, any such purported class, collective or representative proceeding must be heard in court and not in arbitration.

(4)                                 Each provision of this arbitration agreement is intended to be severable, and the invalidity or unenforceability of any portion or provision of this agreement shall not affect the validity, enforceability or legality of the remainder hereof.  In the event any provision of this arbitration policy is determined by any court of competent jurisdiction or arbitrator(s) to be illegal, invalid or unenforceable as written, such provision shall be interpreted so as to be legal, valid and enforceable to the fullest extent possible under applicable law.  In the event any provision of this arbitration policy is determined by a court of competent jurisdiction or arbitrator(s) to be void, the remaining provisions of this arbitration policy shall nevertheless be binding upon the parties with the same effect as though the void provision thereof had been severed and deleted.